UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

SCHEDULE 14C INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

☒	Definitive Additional Materials

GALERA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11.

Explanatory Note

On July 13, 2026, Galera Therapeutics, Inc., a Delaware Corporation (the “Company”) filed with the U.S. Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K announcing that the Company effected a one-for-two hundred (1:200) reverse stock split (“Reverse Stock Split”) of the Company’s common stock, par value $0.001 (“Common Stock”). The disclosure included in the Form 8-K is provided below.

Item 3.03.	Material Modification to Rights of Security Holders.

The information set forth in Item 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws

Reverse Stock Split

On July 12, 2026, the Company effected a one-for-two hundred (1:200) Reverse Stock Split of the Company’s Common Stock by filing an amendment to the Company’s Restated Certificate of Incorporation (the “Amendment”). The Amendment became effective at 11:59 p.m. Eastern Time on July 12, 2026. The Common Stock began trading on the OTCQB Market on a split-adjusted basis when the market opened on July 13, 2026 under the ticker symbol “GRTXD”.

The Reverse Stock Split resulted in a reduction in the number of shares of Common Stock (i) available for issuance under the Company’s 2019 Equity Incentive Plan and 2023 Employment Inducement Award Plan, and (ii) issuable upon the exercise of stock options outstanding immediately prior to the effectiveness of the Reverse Stock Split. To reflect the Reverse Stock Split, there is a corresponding increase in the exercise price per share applicable to outstanding stock options.

The Reverse Stock Split also resulted in a proportionate reduction in the number of shares of Common Stock issuable upon the exercise of the Company’s outstanding warrants, with a corresponding adjustment to the exercise price per share applicable to each such warrant.

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to a fractional share of Common Stock are instead entitled to a check representing the cash value equal to the fraction to which the stockholder would otherwise be entitled, multiplied by the closing price of Common Stock, as reported on the OTCQB Market, on the last trading day prior to the effective date of the Reverse Stock Split, multiplied by two hundred.

Important Additional Information

As described in further detail in the Company’s Definitive Information Statement filed with the SEC on July 2, 2026 (the “Information Statement”), the Company is not and will not be soliciting proxies from stockholders in connection with the matters described in the Information Statement. Under the terms of the Delaware General Corporation Law and the certificate of incorporation of the Company, stockholders of the Company holding a majority of the outstanding shares of Company Common Stock have acted by written consent to adopt the Agreement and Plan of Merger dated April 14, 2026 (as it may be amended, supplemented, or modified from time to time) among the Company, Gazelle Parent, Inc., a Delaware corporation (“Parent”), Obsidian Therapeutics, Inc., a Delaware corporation, Onyx MergerSub, Inc., a wholly-owned subsidiary of Parent and Gazelle Merger Subsidiary, Inc., a wholly-owned subsidiary of Parent, and each of the transactions contemplated thereby, as further described in the Information Statement. This filing should not be interpreted to be an admission or acknowledgement by the Company of any intent or desire by the Company to in any way conduct a solicitation.